SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    March 26, 2001


                                 INPRIMIS, INC.

               (Exact Name of Registrant as Specified in Charter)

         Florida                      0-21138                    59-2479377

(State or Other Jurisdiction        (Commission               (IRS Employer
         of Incorporation)          File Number)             Identification No.)


1601 Clint Moore Road, Boca Raton, FL                                 33487
(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code            (561) 997-6227



         (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.

     On March 26, 2001, Inprimis, Inc. and iDVDBOX, Inc. entered into a Memorandum of Understanding relating to a potential acquisition of iDVDBOX, Inc. by Inprimis, Inc. for 6.6 million shares of Inprimis, Inc. common stock. The proposed acquisition is subject to a number of conditions, including negotiation of a definitive agreement, the satisfactory completion of due diligence, supplemental financing, obtaining fairness opinions and shareholder approval. There can be no assurance that any or all of the conditions necessary to consummate the proposed acquisition will be satisfied or that such acquisition will be accomplished upon the terms provided in the Memorandum of Understanding or otherwise.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits.

                  99.1 Memorandum of Understanding, dated March 26, 2001, between Inprimis, Inc. and iDVDBox, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              INPRIMIS, INC.


Date:    March 27, 2001                By /s/ R. Michael Brewer
                                              R. Michael Brewer
                                             Senior Vice President and
                                             Chief Financial Officer

                                                          EXHIBIT 99.1

                           Memorandum of Understanding

                                     between

                                 Inprimis, Inc.

                                       and

                                  iDVDBOX, Inc.

Inprimis, Inc., a Florida corporation ("Inprimis"), and iDVDBOX, Inc., a Florida corporation ("iDVD"), wish to confirm and summarize the discussions between them relating to negotiations relative to a potential acquisition of iDVD by Inprimis. It is anticipated that the parties will proceed to negotiate, in good faith, the terms of a formal, written agreement (the "Definitive Agreement") based upon the following basic terms herein specified.

1. Share Exchange. The subject merger would be accomplished by a share exchange, based upon iDVD receiving Six Million Six Hundred Thousand (6,600,000) shares of Inprimis common stock, which represents approximately thirty-six percent (36%) of the post-closing outstanding shares prior to financing, in return for Inprimis receiving one hundred percent (100%) of all authorized, issued and outstanding shares of iDVD, subject to obtaining a favorable fairness opinion from each Company's respective investment banker.

2. Employment of Key Management. The contemplated merger would require employment contracts be executed by key management of iDVD upon terms to be negotiated between the parties and mutually acceptable.

3. Board Representation. A representative from iDVD would be provided the rights to a seat on the Board of Directors of Inprimis.

4. Consents and Due Diligence. Inprimis and iDVD acknowledge that the Definitive Agreement will be subject to obtaining any consents or approvals necessary to consummate the transactions contemplated by this Memorandum of Understanding, including but not limited to the Board of Directors' approvals, shareholders' approvals, and all other like-required consents and approvals as are applicable as well as the development of a joint business plan and the financing thereof, and the satisfactory completion of a due diligence investigation by both Inprimis and iDVD.

5. Financing. The Definitive Agreement will be subject to Inprimis obtaining mutually acceptable financing on either a debt or equity basis, as defined in the Definitive Agreement, prior to closing.

6. Confidentiality. All information exchanged between iDVD and Inprimis related to the transactions contemplated by this Memorandum of Understanding is confidential and shall continue to be governed by the Confidentiality Agreement between the parties dated July 20, 2000, and the Nondisclosure Agreement between the parties dated March 26, 2001 (the "Confidentiality Agreements").

7. Public Information. Except for any disclosure required by applicable law, neither party shall reveal any of the terms of this Memorandum of Understanding or the existence thereof to any third parties without the prior express written consent of the other party hereto. The timing and content of any announcement, press release or public statements concerning the transactions contemplated by this Memorandum of Understanding shall be by mutual agreement.

8. Expenses. Except as set forth in the definitive agreements to be entered into between the parties, each party will bear its own expenses in connection with the transactions contemplated hereunder.

9. Non-Binding Effect. Except for the express obligations set forth in Paragraphs 6, 7, and 8 and in the Confidentiality Agreements, this Memorandum of Understanding shall not in any way be construed to constitute a binding agreement between Inprimis and iDVD, any such binding agreements to be contained solely in mutually acceptable executed formal documents. This Memorandum of Understanding is only an expression of the general terms which will form the basis for the agreements to be entered into between Inprimis and iDVD. Inprimis and iDVD understand that there are many business, legal and technical issues to be resolved and that Inprimis and iDVD will negotiate definitive agreements supported by other documentation which will set forth the parties' respective obligations. Inprimis and iDVD each intend to proceed diligently with respect to the transactions contemplated hereunder, with a view to negotiate and executing formal definitive agreements governing the proposed transactions by April 30, 2001 and to consummate such transactions, including financing, on or before July 30, 2001.

10. Exclusivity. From the date hereof until April 30, 2001, iDVD shall not negotiate or conduct discussions with any party other than Inprimis relative to the merger, acquisition, or sale of shares in iDVD .

11. Broker. The parties represent to one another that neither party has engaged the services of a broker with respect to this transaction.

INPRIMIS, INC.                             iDVDBOX, INC.


By:      /s/ R. Michael Brewer              By:      /s/ Stephen B. Cavayero

Name:    R. Michael Brewer                  Name:    Stephen B. Cavayero

Title:   CFO                                Title:   President, CEO


Date:    March 26, 2001                     Date:    March 26, 2001